PROSPECT SERVICING AGREEMENT


     THIS AGREEMENT is made and entered into as of this 15th day of December, 2001, by and among MW Capital Management Funds, a Delaware business trust (the "Trust"), Metropolitan West Capital Management, LLC, a California corporation (the "Adviser"), and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("FMFS").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Adviser is duly registered under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws, as an investment adviser;

     WHEREAS, the Adviser serves as investment adviser to each series of the Trust;

     WHEREAS, FMFS is, among other things, in the business of providing fulfillment services to mutual funds; and

     WHEREAS, the Trust and the Adviser desire to retain FMFS to provide fulfillment services for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment of FMFS to Provide Fulfillment Services

     The Trust and the Adviser hereby appoint FMFS to provide fulfillment services to the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.   Duties and Responsibilities of FMFS

     FMFS shall provide the following fulfillment services for the Funds, including but not limited to:

     A.   Answer all prospective shareholder calls concerning the Fund.
     B. Send all available Fund material requested by a prospect within 24 hours from time of call.
     C. Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.
     D. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. Central Time).
     E.   Maintain and store Fund fulfillment inventory.
     F. Send periodic fulfillment reports to the Trust as agreed upon between the parties.

3.   Duties and Responsibilities of the Trust

     The Trust shall:

     A.   Provide Fund fulfillment literature updates to FMFS as necessary.
     B. File with the National Association of Securities Dealers, Inc., the Securities and Exchange Commission (the "SEC") and state regulatory agencies, as appropriate, all fulfillment literature that the Fund requests FMFS send to prospective shareholders.
     C. Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS.
     D. Provide FMFS with any sundry information about the Fund in order to answer prospect questions.

4.   Compensation

     FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify FMFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. To the extent such fees are not payable by the Trust, the Adviser shall be responsible for paying the remaining amount of fees to FMFS.

5.   Indemnification; Limitation of Liability

     The Trust agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature that has not been filed with the appropriate federal and state regulatory agencies. FMFS agrees to indemnify the Trust from any liability arising from the improper use of fulfillment literature during the performance of its duties and responsibilities identified in this Agreement. FMFS will be liable for bad faith, gross negligence or willful misconduct on its part in its duties under this Agreement.

6.   Proprietary and Confidential Information

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     Further, FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, FMFS will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

7.   Term of Agreement; Amendment

     This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by any party upon giving ninety (90) days prior written notice to the other parties or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. Notwithstanding the terms of this termination provision, the Trust will not be penalized in the event an individual series of the Trust liquidates or merges out of existence prior to the end of the initial one-year term.

8.   Governing Law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.   Duties in the Event of Termination

     In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.

10.  No Agency Relationship

     Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for any other party to this Agreement, or to conduct business in the name, or for the account, of any other party to this Agreement.

11.  Data Necessary to Perform Services

     The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

12.  Assignment

     This Agreement may not be assigned by any party without the prior written consent of the other parties.

13.  Notices

     Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties' addresses set forth below:

         Notice to FMFS shall be sent to:

         Firstar Mutual Fund Services, LLC
         615 East Michigan Street
         Milwaukee, WI 53202

         notice to the Trust shall be sent to:

         MW Capital Management Funds
         610 Newport Center
         Suite 1000
         Newport Beach, CA  92660

         and notice to the Adviser shall be sent to:

         Metropolitan West Capital Management, LLC
         610 Newport Center
         Suite 1000
         Newport Beach, CA  92660

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


MW capital Management Funds


By:
    ----------------------------------------
       Gary W. Lisenbee

Title:  President



Metropolitan West capital Management, LLC

By:
    ----------------------------------------
       Steven M. Borowski
                         -------

Title:  Managing Director


FIRSTAR MUTUAL FUND SERVICES, LLC


By:
    ----------------------------------------
       Joe Redwine

Title:  President